Exhibit 10.22(a)

Execution Copy

SEVERANCE AGREEMENT

Itzhak Fisher

SEVERANCE AGREEMENT (the “Agreement”) dated June 4, 2007 by and between The Nielsen Company B.V. and The Nielsen Company (US), Inc. (the “Company”) and Itzhak Fisher (the “Executive”).

The Company desires to induce Executive to continue to provide services to the Company by providing the Executive protection in the event of a termination of the Executive’s active service in certain circumstances, and Executive desires to continue to provide services to the Company and to accept such protection.

In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Term. This Agreement shall be effective for a period commencing on the date of this Agreement and ending on June 4, 2008 (the “Term”); provided, however, that commencing with June 4, 2008 and on each anniversary thereof (each an “Extension Date”), the Term shall automatically be extended for an additional twelve (12) month period, unless the Company or Executive provides the other party hereto twelve (12) month’s prior written notice before the next Extension Date that the Term shall not be so extended.

2. Termination of Service.

a. By the Company without Cause or by Executive for Good Reason. If, during the Term, Executive’s active service with the Company and its affiliates is terminated by the Company without Cause or by Executive’s resignation for Good Reason (as each such term is defined in Section 3 below), subject to the Executive’s execution of a general waiver and release of claims agreement substantially in the form attached hereto as Exhibit A, and subject to the Executive’s compliance with the terms of Exhibit B attached hereto, Executive shall be entitled to receive:

(i) a cash severance payment equal to one (1) times the Executive’s annual rate of base salary, as in effect prior to the date on which such termination occurs (or, if higher, as in effect prior to the occurrence identified in Section 3(c)(ii)), payable in equal installments, in accordance with the normal payroll practices of the Company over the twenty four (24) month period following the date of termination (the “Severance Period”); provided, however, that such severance payment shall be in lieu of notice or any other severance benefits to which the Executive might otherwise be entitled; and

(ii) the annual cash bonus that the Executive would have received, if the Executive had continued to provide services to the Company through the end of the fiscal year of the Company in which such termination occurs (with the determination of the amount, if any, of such bonus based on the Company’s performance in relation to the applicable performance targets previously established by the Company for such fiscal year, as determined in good faith by the Compensation Committee of the Board of Supervisory Directors of The Nielsen Company B.V.), multiplied by the Pro-Rate Factor (as defined in Section 3 below) (as applicable to the Executive’s service with the Company) and paid at such time as the annual cash bonus would otherwise have been paid to the Executive;

(iii) continuation of the Executive’s coverage under the Company’s health and welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the date of termination or continued payments to the Executive of the cost thereof, as applicable, to the extent permitted under the terms of such plans and programs, until the earlier to occur of (i) the end of the Severance Period and (ii) the date on which the Executive receives comparable health and welfare benefits from any subsequent employer; provided that, to the extent that the Company is unable to continue such benefits because the terms of such plan or program does not so permit, or if such continuation would violate Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall then provide the Executive with an economically equivalent benefit or payment determined on (to the extent health and welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the date of termination were non-taxable to the Executive) an after-tax basis;

(iv) all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of service (include any earned but unpaid base salary) under any compensation and benefit plans, programs, and arrangements of the Company and its affiliates in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(v) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of termination.

b. By the Company for Cause or by Executive without Good Reason. If, during the Term, Executive’s active service with the Company and its affiliates is terminated by the Company for Cause or by Executive’s resignation without Good Reason, Executive shall be entitled to receive only those benefits described in Section 2(a)(iv) and (v) above.

c. Due to Executive’s Death or Disability. If, during the Term, Executive’s active service with the Company and its affiliates is terminated by the Company by reason of Executive’s death or Disability (as defined in Section 3 below), Executive or Executive’s estate (as the case may be) shall be entitled to receive only those payments and benefits described in Section 2(a)(ii), (iv) and (v) above.

d. Following Executive’s termination or resignation (as the case may be), except as set forth in this Section 2 and Section 5 below, Executive shall have no further rights to any other compensation or benefits under this Agreement or any other severance plan or arrangement maintained by the Company or any of its affiliates, except as otherwise provided under any stock option or management stockholder’s agreement entered into by and between Executive and the Company or any of its affiliates.

3. Definitions. For purposes of this Agreement:

a. “Cause” shall mean

(i) Executive’s willful misconduct with regard to the Company;

(ii) Executive’s indictment for, conviction of, or plea of nolo contendere to (under the laws of the United States or any state thereof), a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability;

(iii) Executive’s conduct involving the use of illegal drugs in the workplace;

(iv) Executive’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure is delivered to Executive by the Company; and/or

(v) Executive’s material breach of the Executive’s Management Stockholders’ Agreement or the Executive’s other agreements with the Company, including without limitation the Engagement Letter, dated April 26, 2007, which continues beyond ten (10) days after written demand for substantial performance is delivered to the Executive by the Company (to the extent that, in the reasonable judgment of the Company’s Supervisory Board, such breach can be cured by the Executive).

b. “Disability” shall mean the Executive’s physical or mental inability to perform substantially his or her duties to the Company for a period of 180 consecutive days as determined by an approved medical doctor. For this purpose, an approved medical doctor shall mean a medical doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select another medical doctor who shall be the sole medical doctor for this purpose.

c. “Good Reason” shall mean without Executive’s express written consent, the occurrence of any of the following circumstances:

(i) a material diminution in the nature or scope of Executive’s responsibilities, duties or authority (other than any such diminution which may occur by reason of the corporate restructuring programs in effect as of the time of the Agreement); or

(ii) a reduction in Executive’s annual base salary and/or target annual incentive under the Company’s Annual Incentive Plan (“target AIP”) (excluding any reduction in Executive’s base salary and/or target AIP that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in Executive’s base salary and/or target AIP is not greater than ten percent (10%) of such base salary and/or target AIP);

(iii) the relocation by the Company of Executive’s primary place of service with the Company to a location more than fifty (50) miles outside of Executive’s current principal place of service (which shall not be deemed to occur due to a requirement that Executive travel in connection with the performance of his or her duties);

(iv) the failure by the Company to renew the Term of this Agreement;

in any case of the foregoing, that remains uncured after ten (10) business days after Executive has provided the Company written notice that Executive believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after such event has first occurred.

d. “Pro-Rate Factor” shall mean a fraction, (i) the numerator of which is equal to the number of days that the Executive has provided services to the Company during the calendar year in which the Executive’s service terminates, and (ii) the denominator of which is the number of days in such calendar year.

4. Notice of Termination. Any purported termination of service by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7(e) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of service under the provision so indicated.

5. Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Executive, reform such provision to comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code.

6. Restrictive Covenants. As a condition to the payment of Executive’s severance in accordance with Sections 2(a) and 2(b) of this Agreement, Executive agrees to be bound by the restrictive covenants set forth in Exhibit B attached hereto and incorporated by reference herein.

7. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, and during the Term supersedes all prior agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver; Severability. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

d. Successor; Binding Agreement. The Company shall assign this Agreement and its obligations hereunder to any successor thereof. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

e. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

The Nielsen Company B.V.

45 Danbury Road

Wilton, CT 06897

Attention: Chief Legal Officer

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

f. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

g. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by an compensation earned by Executive as the result of employment by or service to another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.

h. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

The Nielsen Company B.V.		Itzhak Fisher

By:	/s/ Thomas S. Kucinski	/s/ Itzhak Fisher
Title: SVP – Global Compensation and Benefits

[Signature Page to Severance Agreement]

EXHIBIT A

Form of Release

Itzhak Fisher (the “Executive”) agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue The Nielsen Company B.V., a private company with limited liability incorporated under the laws of the Netherlands (Besloten Vennootschap met Beperkte Aansprakelijkheid) (the “Company”), the Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, in such capacities, and employee benefit plans in which the Executive is or has been a participant by virtue of his service with the Company, and the successors of the Company or any of the foregoing entities, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date of this Release (or, with respect to claims of disparagement, arising or occurring on or prior to the date this Release is executed), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) the Executive’s service with the Company or the termination thereof or (b) the Executive’s status at any time as a holder of any securities of the Company, and any and all claims arising under the law of the United States, any other country, or any state, or locality relating to employment, or securities, including, without limitation, claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar statutes, ordinances, and regulations of the United States, any other country, or any state or locality; provided, however, notwithstanding anything to the contrary set forth herein, that this general release shall not extend to (x) amounts owed to or rights available for the Executive under that certain Severance Agreement dated June 4, 2007, by and between the Company and the Executive (the “Severance Agreement”) and (y) benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of his service with the Company or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by the Executive.

The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). The Executive understands and warrants that he has been given a period of 21 days to review and consider this Release. The Executive is hereby advised to consult with an attorney prior to executing the Release. By his signature below, the Executive warrants that he has had the opportunity to do so and to be fully

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and fairly advised by that legal counsel as to the terms of this Release. The Executive further warrants that he understands that he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so.

The Executive further warrants that he understands that he has seven days after signing this Release to revoke the Release by notice in writing to the Chief Legal Officer of the Company. This Release shall be binding, effective, and enforceable upon both parties upon the expiration of this seven-day revocation period without such Chief Legal Officer having received such revocation, but if the Executive revokes the Release during such time, the Executive understands that the Executive will forfeit any rights he may have to any severance payments and benefits otherwise due under Section 2(a) of the Severance Agreement.

Executed this      day of                     , 20

Itzhak Fisher

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EXHIBIT B

Restrictive Covenants

(1)	Non-Competition; Non-Solicitation; No-Hire

(a)	The Executive shall not, at any time during the Term or during the two-year period following the date of any termination of the Executive’s service (the “Restricted Period”):

(i)

Directly or indirectly engage in, have any equity interest in, or manage or operate (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) any of the entities (which term “entity” shall for purposes of this Exhibit B include any subsidiaries, parent entities or other affiliates thereof (measured on the date of the Executive’s commencement of activities for such entities), or any successor thereto with regard to all or substantially all of the entity’s assets) set forth in a letter to be delivered to the Executive within thirty (30) days of the date hereof (each, a “Competitive Entity”), which original Competitive Entity must satisfy the fifteen (15) percent threshold described below (but as applied to the Group (as defined below)); provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in any such entity provided the stock or other equity interest acquired is not more than five (5) percent of the outstanding interest in such entity; provided, further, that, at any time prior to delivery of a Notice of Termination by either party hereto, the Company shall have the discretion, acting reasonably and in good faith, to add additional Competitive Entities up to a total of ten (10), including those previously on the list, or to substitute another entity for any of the Competitive Entities; provided, further, that such addition or substitution is made prior to the giving of a Notice of Termination. Notwithstanding the foregoing, if the Company acquires any business in another business line (each, a “New Business”), then the Company shall have the discretion, acting reasonably and in good faith, to add up to five (5) competitors of the New Business to the foregoing list of the Competitive Entities, in excess of the applicable numerical limit, so long as each such added competitor derives at least fifteen (15) percent of its consolidated revenues and profits from business units that are competitive with the New Business based on the consolidated revenues and profits in the fiscal year immediately prior to the year such entity is added as a Competitive Entity; provided, further, that (x) at the time of any such acquisition, the Company shall examine the entire list of Competitive Entities and, in good faith, remove any which it reasonably believes should no longer be considered Competitive Entities, (y) the Company shall promptly remove any Competitive Entities in the event of the subsequent sale of the business of the Company with respect to which such Competitive Entity competes and (z) in no event shall the number of Competitive Entities be more than seventeen (17). For purposes of this Exhibit B, the term “Group” shall mean shall mean Valcon Acquisition Holding (Luxembourg) S.à r.l., a private limited company incorporated under the laws of Luxembourg (“Lux Holdco”) and any of its direct and indirect subsidiaries and affiliates (including, without limitation, the U.S. Entity), together with any successor thereto.

(ii)	Directly or indirectly solicit or hire, on his own behalf or on behalf of any other person or entity, the services of any individual who, at the time of the Executive’s termination of service hereunder, is (or, at any time during the previous twelve (12) months, was) a management-level employee or executive officer of the Company or, other than in the good faith performance of his duties with the Company, solicit or induce any of the Company’s then employees to terminate employment with the Company; provided that the foregoing shall not be violated if an entity with which the Executive is then associated solicits or hires any such prohibited person (other than any such person that is set forth on a list containing no more than fifty (50) individuals, to be provided by the Company to the Executive within thirty (30) days of his termination of service hereunder), so long as the Executive does not, with knowledge of such person’s relationship with the Company, direct or approve and is not otherwise involved in such solicitation or hire of the specific person (as opposed to filling the position). The restrictions in this Section (1)(a)(ii) shall not apply to (A) general solicitations that are not specifically directed to employees of the Company or any affiliate or (B) serving as a reference at the request of an employee. There shall be no violation of this Section (1)(a)(ii) that may serve as a basis for Cause or a forfeiture event, unless there is an actual hire and the failure of such person hired to return to the Company’s employ (or other cure, if possible) within ten (10) days of Executive’s receipt of written notice from the Company; or

(iii)

Other than in the good faith performance of his duties with the Company, directly or indirectly, on his own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company at the time of the Executive’s termination of service hereunder (or, at any time during the previous twelve (12) months) to terminate its arrangements with the Company, otherwise adversely change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose competitive with the business of the Company; provided that the foregoing shall not be violated (A) by actions of the Executive taken on behalf of an entity with which the Executive is then associated and which is a customer, subscriber or supplier of the Company, to the extent that such actions are taken in connection with such customer, subscriber or supplier relationship, and (B) if an entity with which the Executive is then associated solicits or induces any such prohibited person, so long as the Executive does not, with knowledge of such person’s relationship with the

Company, direct or approve and is not otherwise involved in such solicitation or inducement of the specific transaction (as opposed to transactions in general). The restrictions in this Section (1)(a)(iii) shall not apply to general advertisements that are not specifically directed to customers or suppliers of the Company or any affiliate. There shall be no violation of this Section (1)(a)(iii) that may serve as a basis for Cause or a forfeiture event, unless there is an actual termination, or an adverse change in the relationship, by a customer, subscriber or supplier of the Company and a failure by the Executive to cure within ten (10) days of receipt of written notice from the Company.

(b)	In the event that the terms of this Section (1) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c)	As used in this Section (1), the term “Company” shall only include Lux Holdco and its affiliates.

(d)	The provisions contained in Section (1)(a) may be altered and/or waived with the prior written consent of the Board of Supervisory Directors of The Nielsen Company B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) (the “BV”), or the Compensation Committee thereof.

(2)	Nondisclosure of Proprietary Information

(a)

Except as deemed desirable by the Executive in the good faith performance of the Executive’s duties hereunder or pursuant to Section (2)(c), the Executive shall, during the Term and in perpetuity after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any Proprietary

Information after the Date of Termination will continue so long as such Proprietary Information is not generally known within the relevant trade or industry or in the public domain (other than by means of the Executive’s improper direct or indirect disclosure of such Proprietary Information) or is available, or becomes available to the Executive on a non-confidential basis, but only if the Executive has a reasonable good faith belief that such information is public, and such information is continued to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein may be important, material and may affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s service with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. Notwithstanding the foregoing, the Executive may retain documents relating to his personal compensation and entitlements and his personal rolodex.

(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the prompt written notice thereof, shall, as much in advance of the return date as reasonably possible, make available to the Company and its counsel the documents and other information sought, and shall reasonably assist, at the Company’s expense, such counsel in resisting or otherwise responding to such process.

(d)	As used in this Section (2), the term “Company” shall only include Lux Holdco and its affiliates.

(3)	Non-Disparagement

(a)	Each of the parties hereto agrees that at no time during the Executive’s provision of service to the Company or at any time within two (2) years thereafter shall such party (and, in the case of the Company, its officers and the members of the Executive Board of Directors of the BV, and board of directors of Lux Holdco) make, or cause or assist any other person to make, with intent to damage, any public statement or other public communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party (including, in the case of Lux Holdco, any of its directors or officers).

(b)

Notwithstanding the foregoing, nothing in this Section (3) shall prevent the Company, the Executive or any other person from (i) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (ii) making any truthful statement (A) to the extent necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this

Agreement, (B) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, (C) that is a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to the Executive’s prior relationship with the Company, or (D) as the Executive deems reasonably desirable in the good faith performance of his duties with the Company.

(4)	Injunctive Relief

It is recognized and acknowledged by the Company and the Executive that a breach of the covenants contained in Sections (1), (2) and (3) may cause irreparable damage to the Company and its goodwill and, with respect to Section (3), the Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company and the Executive agree that in the event of a breach of any of the covenants contained in Sections (1), (2) and (3), in addition to any other remedy which may be available at law or in equity, the Company or the Executive, as applicable, will be entitled to specific performance and injunctive relief.